Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

September 26, 2011

LAKES ENTERTAINMENT ANNOUNCES FORMATION OF JOINT

VENTURE FOR POTENTIAL MARYLAND PROJECT

MINNEAPOLIS – September 26, 2011 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ: LACO) announced that it entered into a joint venture with Addy Entertainment, LLC to form Evitts Resort, LLC (“Joint Venture”), which submitted a response to a request for proposal by the State of Maryland Video Lottery Facility Location Commission (“Commission”) for a video lottery operation license (“License”) in Allegany County, Maryland. The Commission will evaluate applications and award the License to operate a video lottery operation at the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland (“the Resort”). The License has an initial term of 15 years and is expected to be awarded in late 2011. Contemporaneous with the execution of the joint venture agreement, Lakes entered into a Development Services and Management Agreement (the “Management Agreement”) with the Joint Venture to develop and manage the gaming facility and existing facilities at the Resort, if the Joint Venture is awarded the License.

“The current facilities include a hotel, restaurants, convention center and Jack Nicklaus Signature golf course. The plan the Joint Venture submitted provides for new construction of a 50,000 square foot gaming facility which will feature approximately 850 video lottery terminals, a number of food and beverage outlets, and a retail component,” said Timothy Cope, President and Chief Financial Officer of Lakes.

“We believe the operating history of our company, the proposed scope of the Resort project, and the related benefits that will be provided to the State of Maryland make our application worthy of selection,” said Lyle Berman, Chairman and Chief Executive Officer of Lakes. “We look forward to working with officials from the Commission to bring to fruition this great plan for the County and State,” added Mr. Berman.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Tribes for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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